EXHIBIT 99.1

Quanex Sets Special Meeting Date for Merger Agreement Approval

HOUSTON, Feb. 19, 2008 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) announced today that it plans to hold a special meeting of stockholders on March 31, 2008, to approve and adopt the agreement and plan of merger between Quanex Corporation and a subsidiary of Gerdau S.A.

Stockholders of record as of the close of business on Friday, February 29, 2008, will be entitled to vote at the special meeting. The company anticipates mailing a definitive proxy statement regarding the proposed merger to stockholders after the record date.

Completion of the merger is subject to the adoption of the merger agreement by the Company's stockholders and the satisfaction of the other closing conditions set forth in the merger agreement.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 14, 2007) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

This press release may be deemed to be soliciting material relating to the proposed merger transaction between Quanex Corporation and a wholly owned subsidiary of Gerdau S.A. In connection with the proposed merger, Quanex will file a proxy statement and other relevant documents concerning the proposed merger with the SEC. Investors and securities holders of Quanex are urged to read the proxy statement when it becomes available because that document will contain important information about the proposed merger. The definitive proxy statement will be mailed to Quanex stockholders. Investors and security holders may obtain a copy of such documents free of charge from the SEC's website at www.sec.gov. Copies of such documents may also be obtained free of charge from Quanex's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Valerie Calvert
          713/877-5305